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                               [SPATIALIZER LOGO]


                                                     CONTACT: INVESTOR RELATIONS
                                            Spatializer Audio Laboratories, Inc.
                                                                    408-296-0600
                                                E-mail: INVESTOR@SPATIALIZER.COM
FOR RELEASE AUGUST 12, 2003:

                 SPATIALIZER AUDIO LABORATORIES, INC. ANNOUNCES
                        SECOND QUARTER OPERATING RESULTS

     Transitioning Accounts and Licensee Product Schedules Puts Drag on Q2 Performance Which is Expected to Continue Before Improvement Begins at Year End


        Santa Clara, Calif., August 12, 2003 - Spatializer Audio Laboratories, Inc. (OTC Bulletin Board: SPAZ) today announced its financial results for the second quarter ended June 30, 2003.

        Revenue decreased to $251,000 in the three months ended June 30, 2003 from $471,000 in the comparable period last year, a decrease of 47%. Revenue in the six-months ended June 30, 2003 decreased to $583,000 from $911,000 in the comparable period last year.

        The Company reported a net loss of ($212,000) (-84% of revenues), $0.00 per share, in the three months ended June 30, 2003, compared to net income of $3,000 (1% of revenues), $0.00 per share in the comparable period last year. Net loss increased to ($287,000) (0% of revenue), $0.00 per share, in the six-months ended June 30, 2003 from net income of $24,000 (3% of revenue), $0.00 per share in the comparable period last year.

        The decline in revenue resulted from the expiration of a licensing agreement with a major computer account in January 2003 and the effects of outsourcing by our existing DVD player accounts to manufacturers in China and other manufacturers who decline to pay for such software or with whom we do not have licensing arrangements. In addition, replacement revenues from new licensing arrangements were delayed due to licensee rescheduling of certain new product introductions with Spatializer technology due to supply-chain issues, one of which was the disruption to engineering development at customer sites in China by the SARS epidemic.

        The increased net loss for the three and six month periods are primarily the result of the decrease in revenue. In addition, additional legal and reporting burdens imposed by the Sarbanes-Oxley Act resulted in higher public company related expenses over the prior year.

        At June 30, 2003, the Company had $788,000 in cash and cash equivalents as compared to $859,000 at December 31, 2002, a decrease of 8%. The decrease in cash and cash equivalents is attributed to the net loss,


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partially offset by collections of accounts receivable. Working capital was
$891,000 at June 30, 2003 as compared with working capital of $1,125,000 at December 31, 2002.

        "We anticipated, and reported last quarter, a wind down in early 2003 of our licensing program with a large computer account as that customer completes its migration to its latest operating system and a general downturn in our business in the first half of the year", stated Henry R. Mandell, Chairman and Chief Executive Officer of Spatializer Audio Laboratories. "As also previously reported, our performance this year is negatively impacted by the effects of outsourcing by one of our major DVD player accounts to manufacturers in China and other manufacturers who decline to pay for such software or with whom we do not have licensing arrangements. While we expect to replace a portion of this business by entering into direct licensing agreements with some third party manufacturers, and with other new business development opportunities in the latter stages of negotiation, design cycle times can be lengthy and subject to unforeseen delays. As such, although we currently expect some of these new opportunities to begin generating new revenues in the fourth quarter of 2003, our ability to generate additional short-term revenues, and our visibility, remains limited, due to the design cycle lead times and unforeseen delays outlined above."

        Mandell continued, "We are currently experiencing a bubble in our royalty revenue pipeline that we are aggressively working on rectifying, but will take time to replenish. We clearly realize that if these conditions continue, this would negatively impact our cash flow, which if constrained into 2004, will require further reductions in overhead expense and impair our ability to most effectively compete in the marketplace. We are currently exploring ways to more efficiently structure our organization while at the same time forging ahead on revenue generating opportunities that can be fast tracked to revenue generation. Spatializer Audio Alchemy(TM) and Spatializer Interactive TM are two such initiatives to generate short-term revenue."

        Mandell concluded, "We compete in a highly competitive industry and from time to time, business gets more difficult and less predictable. We are prudently confident that new deals that we cannot yet announce due to licensee product schedules will provide a degree of traction toward year end. Further, we are making excellent progress rolling-out and evangelizing both Spatializer Natural Headphone(TM) and Spatializer Audio Alchemy. Our value propositions for these products strongly resonate with our customers as does our service-oriented business approach. Indeed, the response has been so positive that we are optimistic that we to carve out a significant position in several market segments going forward."

ABOUT SPATIALIZER


Spatializer Audio Laboratories Inc. is a leading developer, licensor and marketer of next-generation technologies for the consumer electronics, computing and entertainment industries. The company's advanced audio technology is incorporated into consumer electronics audio and video products from global brand leaders including Toshiba, JVC, Panasonic, Sony, Samsung, Sharp and Sanyo, among others. Spatializer common stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in Santa Clara, CA, with executive offices in Westlake Village, CA and marketing offices in Tokyo, Japan. Further information may be obtained from the company's web site, www.spatializer.com, Spatializer SEC filings, and by contacting the company's Investor Relations Department at 408-296-0600 or by writing to investor@spatializer.com.


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Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of
1995: Certain information in this background news release, including the comments by Mr. Mandell in this press release are forward looking statements that are based on management's belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company's financial goals will be realized. Numerous uncertainties and risk factors may affect the company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to competition and pricing pressures, delays in new product development, dependence on new technology and intellectual property, the continued need for additional capital, dependence on the PC and consumer electronics industries, dependence on product shipments of third-party licensees, and other risks detailed from time to time in the company's periodic reports and other filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer(R) is a registered trademark and Spatializer Natural Headphone(TM), Spatializer Interactive(TM) and Spatializer Audio Alchemy(TM) are trademarks of Desper Products Inc. All other trademarks are the property of their respective owners. Copyright (C) 2003 Spatializer Audio Laboratories, Inc.



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                      SPATIALIZER AUDIO LABORATORIES, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                                   JUNE 30,          DECEMBER 31,
                                                                                     2003                2002
                                                                                 ------------        ------------
                                                                                 (unaudited)
                                     ASSETS

Current Assets:
        Cash and Cash Equivalents                                                $    788,012        $    858,725
        Accounts Receivable                                                           246,248             499,023
     Prepaid and Deposits                                                             127,490              82,920
                                                                                 ------------        ------------

Total Current Assets                                                                1,161,750           1,440,668
  Property and Equipment, net                                                          51,642              70,842
  Intangible Assets, Net                                                              200,790             225,859
Other Assets                                                                               --               8,471

                                                                                 ------------        ------------
Total Assets                                                                     $  1,414,182        $  1,745,840
                                                                                 ============        ============


                      LIABILITIES AND SHAREHOLDERS' EQUITY

 Current Liabilities:
        Notes Payable to Related Parties                                              112,500             112,500
        Note Payable                                                                   54,992                  --
        Accrued Wages and Benefits                                                     41,328             108,771
        Accrued Expenses and Taxes                                                     62,412              94,709
                                                                                 ------------        ------------

       Total Current Liabilities

       Commitments and Contingencies                                                  271,232             315,980

 Series B-1, Redeemable Convertible Preferred shares, $.01 par value, 1,000,000 shares authorized, 102,762
   shares issued and outstanding at June 30, 2003
   and December 31, 2002                                                                1,028               1,028
                                                                                 ------------        ------------
 Shareholders' Equity:
  Common shares, $.01 par value, 65,000,000 shares authorized,
  47,406,939 shares issued and outstanding at June 30,
  2003 and December 31, 2002                                                          474,070             474,070
      Additional Paid-In Capital                                                   46,402,704          46,402,704
      Accumulated Deficit                                                         (45,734,852)        (45,447,942)
 Total Shareholders' Equity                                                         1,141,922           1,428,832
 Total Liabilities and Shareholder's Equity                                      $  1,414,182        $  1,745,840
                                                                                 ============        ============


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                      SPATIALIZER AUDIO LABORATORIES, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)


                                       FOR THE THREE MONTH PERIOD ENDED     FOR THE SIX MONTH PERIOD ENDED
                                       --------------------------------     ------------------------------
                                           JUNE 30,         JUNE 30,           JUNE 30,         JUNE 30,
                                            2003              2002              2003              2002
                                       -------------      -------------     ------------      ------------
 Revenues:
   Royalty and Product
    Revenues                                 250,902           470,631           583,280           911,112
                                        ------------      ------------      ------------      ------------

                                             250,902           470,631           583,280           911,112
 Cost of Revenues                             22,497            39,719            58,439            67,921
                                        ------------      ------------      ------------      ------------

     Gross Profit                            228,405           430,912           524,841           843,191
     Operating Expenses:
       General and
         Administrative                      236,135           182,710           392,537           318,044
       Research and
         Development                         102,141           119,437           211,144           243,040
     Sales and Marketing                      99,553           125,986           201,692           256,325
                                        ------------      ------------      ------------      ------------
                                             437,829           428,133           805,373           817,409

      Operating Profit
        (Loss)                              (209,424)            2,779          (280,532)           25,782
        Interest Income                        1,972             3,079             4,464             6,569
        Interest Expense                      (5,009)           (2,812)           (7,822)           (5,624)
                                        ------------      ------------      ------------      ------------

                                              (3,037)              267            (3,358)              945
                                        ------------      ------------      ------------      ------------

      Income (Loss) Before
        Income Taxes                        (212,461)            3,046          (283,890)           26,727
      Income Taxes                                --                --            (3,020)           (2,400)
                                                                            ------------      ------------

      Net Income (Loss)                 $   (212,461)     $      3,046      $   (286,910)     $     24,327
                                        ============      ============      ============      ============

      Basic/Diluted Earnings
        (Loss) Per Share                $      (0.00)     $       0.00      $      (0.01)     $      (0.00)
                                        ============      ============      ============      ============

      Weighted Average
        Shares Outstanding                47,406,939        47,406,939        47,406,939        47,406,939
                                        ============      ============      ============      ============